Exhibit 10.3

RLI CORP.

2023 Long-Term Incentive Plan

Restricted Stock Unit Agreement

(May 1, 2024 Form of Agreement)

Name of Participant:
Number of Restricted Stock Units:	Date of Grant:
Restriction Period: Actual vesting date and corresponding Restricted Stock Units incorporated as follows:
Date of Vesting [Date of Grant plus three years]	Percentage of Units that Become Vested [100%]

Effective as of the “Date of Grant” specified above, RLI Corp., a Delaware corporation (the “Company”), grants to the individual named above (the “Participant”) Restricted Stock Units (“Restricted Stock Units”), each of which represents the right to receive one share of common stock, par value $0.01 per share, of the Company (“Common Stock”) at the time and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (the “Agreement”) and in the RLI Corp. 2023 Long-Term Incentive Plan (the “Plan”).  In the event of any conflict between the terms of the Agreement and the Plan, the terms of the Plan shall govern.  Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

Background

A.The Company maintains the Plan (i) to align the interests of the Company’s stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors, consultants and independent contractors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

B.Under the Plan, the Human Capital & Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan and has the authority to determine the awards granted under the Plan or delegate to specific persons authority to make certain awards.

C.The Committee or its delegee has determined that the Participant is eligible to receive an award of Restricted Stock Units under the Plan (the “Restricted Stock Unit Award”).

D.The Company hereby grants the Restricted Stock Unit Award to the Participant under the following terms and conditions:

Terms and Conditions

1.	Grant. The Participant is granted the Restricted Stock Unit Award with respect to the number of Restricted Stock Units specified at the beginning of this Agreement.
2.

Restriction Period.  One hundred percent (100%) of the Restricted Stock Units subject to the Restricted Stock Unit Award will become vested on the third anniversary of the Date of Grant as specified at the beginning of this Agreement, provided that the Participant remains continuously employed by the Company or a parent or subsidiary thereof through such anniversary date.

The Restricted Stock Units shall also become vested in full (notwithstanding the vesting schedule) under the circumstances described in Section 3 of this Agreement or in the event of a Qualifying Termination in accordance with Section 16 of this Agreement if they have not been forfeited prior thereto.  Except as provided in Sections 3 or 16 of this Agreement, the Restricted Stock Units shall be forfeited in their entirety if the Participant’s employment with the Company or a parent or subsidiary thereof terminates prior to the third anniversary of the Date of Grant.

3.

Acceleration of Vesting.  In the event of the death, Disability or Retirement of the Participant, the Restricted Stock Units shall immediately become vested in full if the Participant shall have been continuously employed by the Company or a parent or subsidiary thereof between the date the Restricted Stock Unit Award was granted and the date of such Disability, Retirement or death; provided that the Restricted Stock Units shall vest upon Retirement only if the Participant’s termination date occurs on or after December 31st of the calendar year in which the Restricted Stock Unit Award is granted. Notwithstanding the foregoing, the Restricted Stock Unit Award shall terminate immediately if Participant is notified that Participant’s employment is being terminated or has been terminated for Cause. Participant's termination shall be deemed to have been for Cause if, before or after such termination, facts and circumstances are discovered that would have justified a termination for Cause.

4.

Dividend Equivalents.  As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of Restricted Stock Units subject to the Restricted Stock Unit Award shall increase by (i) the product of the total number of Restricted Stock Units subject to the Restricted Stock Unit Award which remain unsettled by shares of Common Stock issued to the Participant in accordance with Section 5 hereof (as reflected in the records of the Company’s transfer agent) immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value on such Dividend Date and rounded down to the nearest whole share; provided that any fractional shares shall be paid to the Participant in cash and included first in any applicable federal tax withholding for the Participant.  Any such additional Restricted Stock Units shall be subject to the same vesting conditions and payment terms set forth herein as the Restricted Stock Units to which they relate.

5.

Delivery of Certificates.  Except to the extent deferred in accordance with a deferred compensation program established by the Company and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as soon as practicable, but not more than 30 days, after the date of vesting in accordance with Sections 2 or 3, the Company shall deliver to the Participant or his or her beneficiary, in the name of such person, a certificate or certificates representing a number of shares of Common Stock equal to the number of Restricted Stock Units subject to the Restricted Stock Unit Award (including any dividend equivalents pursuant to Section 4 of this Agreement) that have become vested pursuant to Section 2 or Section 3 of this Agreement; provided, however, that the Company may deliver the shares of Common Stock electronically in book-entry form.  The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the shares of Common Stock and all fees and expenses incurred by it in connection therewith.  All shares of Common Stock so issued shall be fully paid and nonassessable.  Notwithstanding anything to the contrary in this Agreement, no certificate for shares of Common Stock distributable under the Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the federal Securities Act of 1933 and the Securities Exchange Act of 1934, and related regulations, and the Company may further require that any such certificates bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.

Withholding Taxes.  The Participant is responsible for payment of any federal, state, local or other taxes which must be withheld or paid in connection with the Restricted Stock Unit Award, and the Participant must promptly pay to the Company any such taxes.  The Participant hereby authorizes the Company and any Subsidiary to deduct from any payment owed to the Participant any taxes required to be withheld or paid in connection with the Restricted Stock Unit Award, including social security and Medicare (FICA) taxes and federal, state and local taxes.  The Company shall have the right to require that the Participant satisfy such obligations by making a cash payment to the Company.  In lieu of all or any part of such a cash payment, the Participant may elect to authorize the Company to withhold whole shares of Common Stock which would otherwise be issuable upon the settlement of the Restricted Stock Unit Award equal to the amount necessary to satisfy any such tax obligations.  Shares of Common Stock to be withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Participant’s applicable jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences or for administrative convenience. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be withheld.

7.

Limitation on Transfer.  The Restricted Stock Unit Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process otherwise than by will, the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Committee, or pursuant to a qualified domestic relations order.  Notwithstanding the foregoing, the Participant may transfer the Restricted Stock Unit Award, without payment or consideration from the transferee, (a) to any one or more of the Participant’s spouse or issue, (b) to one or more trusts established solely for the benefit of the Participant’s spouse or issue or (c) to one or more partnerships in which the only partners are the Participant’s spouse or issue.  For purpose of this provision, the term “spouse” shall include a former spouse who receives a transfer pursuant to a qualified domestic relations order, and the term issue shall include stepchildren, step-grandchildren and adopted children.  No such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company.  Any such permitted transferee shall be subject to all of the terms and conditions applicable to the person transferring the Restricted Stock Unit Award including the terms and conditions set forth in the Plan and this Agreement. Any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Restricted Stock Unit Award other than in accordance with this Section 7 shall be null and void.

8.

No Stockholder Rights Before Issuance of Shares.  No person shall have any of the rights of a stockholder of the Company with respect to any share of Common Stock subject to the Restricted Stock Unit Award unless and until the share of Common Stock actually is issued to him/her following the vesting and settlement of the Restricted Stock Unit Award and such person becomes a stockholder of record with respect to such shares of Common Stock.

9.	Adjustment. The Restricted Stock Unit Award is subject to adjustment, without the consent of the Participant, pursuant to Section 5.7 of the Plan.

10.

Interpretation of this Agreement.  All decisions and interpretations made by the Committee (or, as applicable, the Board) with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant.  If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

11.

Discontinuance of Employment.  This Agreement shall not give the Participant a right to continued employment with the Company or any parent or subsidiary of the Company, and the Company or any such parent or subsidiary employing the Participant may terminate his/her employment at any time and otherwise deal with the Participant without regard to the effect it may have upon him/her under this Agreement.

12.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Participant.
13.

Choice of Law; Jurisdiction.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles), provided that Sections 14, 15, 20, 22 and 23 shall be construed and interpreted under the laws of the State of Illinois (without regard to its conflicts of law principles).  All disputes under this Agreement shall be heard in the federal and state courts located in Peoria, Illinois.

14.

Restrictions on Solicitation of Company Employee(s).  Participant understands and acknowledges that the Company and its Subsidiaries have expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company and any Subsidiary.

(a)  Solicitation of Company Employee(s) During Participant’s Employment. Unless otherwise prohibited by applicable law, in return for the Restricted Stock Unit Award and by virtue of Participant’s ongoing duty of loyalty to the Company, the Participant – while Participant remains employed by the Company – shall not, directly, indirectly, or through the direction or control of others, solicit, hire, recruit, attempt to hire or recruit, encourage, or induce any employee(s) of the Company or any Subsidiary to terminate their employment with the Company or any Subsidiary (collectively, “Solicitation of Company Employee(s) During Participant’s Employment”), unless Participant’s Solicitation of Company Employee(s) during Participant’s Employment is in the best interest of the Company and prior consent for the Solicitation of Company Employee(s) During Participant’s Employment has been received from an authorized officer of the Company.

(b)  Solicitation of Company Employee(s) Following Participant’s Employment.  Unless otherwise prohibited by applicable law, in return for the Restricted Stock Unit Award, the Participant – during the twelve (12) month period that immediately follows the Participant’s termination of employment with the Company, regardless of the reason for termination and whether it is initiated by the Participant, the Company or otherwise – shall not, directly, indirectly, or through the direction or control of others, solicit, hire, recruit, attempt to hire or recruit, encourage, or induce any employee(s) of the Company or any Subsidiary whom Participant supervised or with whom Participant directly worked (regardless of whether such individual worked in the same location) during the last two (2) years of Participant’s employment by the Company and/or with respect to whom Participant received confidential employment or background information during the last two (2) years of Participant’s employment by the Company to terminate their employment with the Company or any Subsidiary (collectively, “Solicitation of Company Employee(s) Following Participant’s Employment”), unless Participant’s Solicitation of Company Employee(s) Following Participant’s Employment is in the best interest of the Company and prior consent for the Solicitation of Company Employee(s) Following Participant’s Employment has been received from an authorized officer of the Company. Participant's obligations under this Section 14(b) shall not apply to soliciting any individual(s) formerly employed by or who otherwise provided services to the Company or any Subsidiary whose employment was terminated or whose services were disengaged by the Company or any Subsidiary; or to any individual(s) who voluntarily terminated their employment with or ceased providing services to the Company or any Subsidiary at least six (6) months prior to any solicitation by Participant.

(c)  Violation(s) of Section 14.  If the Participant has received or been entitled to payment of cash, delivery of shares of Common Stock, or a combination thereof pursuant to this Restricted Stock Unit Award within six (6) months before the Participant’s termination of employment with the Company or any Subsidiary, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or shares of Common Stock received with respect to the Restricted Stock Unit Award (or its economic value as of the date of the issuance of shares of Common Stock upon the settlement of the Restricted Stock Unit Award) in the event of  any violation(s) of this Section 14. The Committee’s right to require forfeiture must be exercised within ninety (90) days after discovery of such an occurrence but in no event later than fifteen (15) months after the Participant’s termination of employment with the Company or any Subsidiary.

15.

Restrictions on Solicitation of Company Customer(s).  Participant understands and acknowledges that because of Participant’s experience with, training by, and relationship to the Employer or any Subsidiary, Participant will have access to and learn about the Company and/or any Subsidiary Confidential Information (defined below), including its or their customer information. It is understood and agreed by Participant that all business relationships and goodwill now existing with respect to the prospects and customers of the Company or any Subsidiary, whether or not created by Participant, and all such relationships and goodwill which may hereafter be created or enhanced during Participant’s employment by the Company or any Subsidiary, at all times shall be considered by the parties as near permanent relationships belonging to the Company and any Subsidiary, and that the loss of any such business relationship or goodwill will cause significant irreparable harm to the Company or any Subsidiary. Accordingly, Participant agrees to the restrictions on solicitation of Company Customer(s) (as defined below) as outlined below in this Section 15.

(a)  Solicitation of Company Customer(s) During Participant’s Employment.  Unless otherwise prohibited by applicable law, in return for the Restricted Stock Unit Award and by virtue of Participant’s ongoing duty of loyalty to the Company,  the Participant – while Participant remains employed by the Company – shall not, directly or indirectly, solicit or otherwise induce any person or entity engaged in a business relationship with Company, including, but not limited to, any policyholder, or any reinsurer, producer, broker, or other third party business partner of the Company (collectively, “Company Customer(s)”) to: (a) discontinue or diminish its or their relationship with the Company and/or any Subsidiary; (b) conduct with any person or entity other than the Company or any Subsidiary any business that such Company Customer(s) conducts or could conduct with the Company and/or any Subsidiary; or (c) otherwise interfere with or disrupt, or in any manner attempt to interfere with or disrupt, any of the Company's and/or any Subsidiary relationships with Company Customer(s) (collectively, “Solicitation of Company Customer(s) During Participant’s Employment”).

(b)  Solicitation of Company Customer(s) Following Participant’s Employment.  Unless otherwise prohibited by applicable law, in return for the Restricted Stock Unit Award, the Participant – during the twelve (12) month period that immediately follows the Participant’s termination of employment with the Company, regardless of the reason for termination and whether it is initiated by the Participant, the Company or otherwise – shall not, as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, member, consultant, servant, employee, or in any other capacity whatsoever, directly or indirectly, solicit or otherwise induce any Company Customer(s) to: (a) discontinue or diminish its or their relationship with the Company and/or any Subsidiary; (b) conduct with any person or entity other than the Company or any

Subsidiary any business that such Company Customer(s) conducts or could conduct with the Company and/or any Subsidiary; or (c) otherwise interfere with or disrupt, or in any manner attempt to interfere with or disrupt, any of the Company's and/or any Subsidiary relationships with Company Customer(s) (collectively, “Solicitation of Company Customer(s) Following Participant’s Employment”); provided, however, Participant’s obligations under this Section 15(b) shall apply only to any Company Customer(s) doing business with the Company and/or any Subsidiary at any time during the last twelve (12) months of the Participant’s employment with the Company (or at any time during the Participant’s employment with the Company, if the length of employment is less than twelve (12) months) and either (i) with which Participant had material personal dealings during the last twelve (12) months of the Participant’s employment with the Company (or at any time during the Participant’s employment with the Company, if the length of employment is less than twelve (12) months); (ii) with which someone under Participant's direct supervision had material personal dealings during the last twelve (12) months of the Participant’s employment with the Company (or at any time during the Participant’s employment with the Company, if the length of employment is less than twelve (12) months).; or (iii) about which Participant received Confidential Information, or other information that is not publicly available, by or through their relationship to the Company or any Subsidiary. The Company and any Subsidiary, on the one hand, and Participant, on the other, expressly acknowledge and agree that this Section 15(b) in itself is not intended to, and will not, function as a covenant against competition.

(c)Notwithstanding anything herein to the contrary, the foregoing obligations under Section 15(b) shall not apply to Participant to the extent Participation’s Solicitation of Company Customer(s) Following Participant’s Employment occurs while Participant lives or primarily works within the State of California.  In such instance, unless otherwise prohibited by applicable law, in return for the Restricted Stock Unit Award, the Participant – following the Participant’s termination of employment with the Company, regardless of the reason for termination and whether it is initiated by the Participant, the Company or otherwise – shall not, as proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal, agent, member, consultant, servant, employee, or in any other capacity whatsoever, directly or indirectly, (i) unlawfully interfere with ongoing or prospective business relationships of the Company and any Company Customer(s), or (ii)  unlawfully utilize or disclose the Company’s trade secrets or other Confidential Information in the Solicitation of Company Customer(s) Following Participant’s Employment.

(d)  Violation(s) of Section 15.  If the Participant has received or been entitled to payment of cash, delivery of shares of Common Stock, or a combination thereof pursuant to this Restricted Stock Unit Award within six (6) months before the Participant’s termination of employment with the Company or any Subsidiary, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or shares of Common Stock received with respect to the Restricted Stock Unit Award (or its economic value as of the date of the issuance of Shares upon the settlement of the Restricted Stock Unit Award) in the event of  any violation(s) of this Section 15. The Committee’s right to require forfeiture must be exercised within ninety (90) days after discovery of such an occurrence but in no event later than fifteen (15) months after the Participant’s termination of employment with the Company or any Subsidiary.

16.	Change in Control. the event of a Change in Control, the Committee shall take one of the actions described in Sections 16(a) or (b).

(a)  Substitution.  If the Change in Control is a merger, consolidation or statutory share exchange, the Committee may make appropriate provision for the replacement of the Restricted Stock Unit Award by the substitution of an award relating to the stock of the corporation surviving any merger or consolidation with substantially similar terms and conditions (or, if appropriate, an award relating to the stock of the parent corporation of the Company or such surviving corporation), provided such award preserves the full economic value of the Award (to the extent permitted under

Section 409A of the Code) and provides for full vesting of the award in the event the Participant experiences a Qualifying Termination; provided that  if the Company continues to be a publicly traded corporation immediately after a Change in Control, the Committee may provide for the Restricted Stock Unit Award to continue in effect in accordance with its terms, in which case the Restricted Stock Unit Award shall become fully vested in the event the Participant experiences a Qualifying Termination.

(b)  Acceleration of Vesting and Payment of Awards.  The Committee may declare, and provide written notice to the Participant of the declaration, that the Restricted Stock Unit Award, whether or not then vested, shall be cancelled at the time of, or immediately before the occurrence of, the Change in Control in exchange for payment to the Participant, within ten (10) days after the Change in Control, of cash equal to, for each Restricted Stock Unit covered by the canceled Restricted Stock Unit Award, an amount equal to the Fair Market Value per share of Common Stock; provided, however, that if the Restricted Stock Unit Award is deferred compensation, within the meaning of Section 409A of the Code, and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Code, the Restricted Stock Unit Award shall become immediately vested upon the Change in Control, but the cash payment pursuant to this Section 16(b) shall be made in accordance with Section 5 of this Agreement.

17.

Amendment.  Subject to the terms of the Plan, the Committee may amend the terms and conditions of this Agreement.  Amendments to the Agreement may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to materially impair the rights of the Participant and not required as a matter of law.

18.

Section 409A.  This Agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code, and shall be limited, construed and interpreted in accordance with such intent.  Although the Company does not guarantee any particular tax treatment, to the extent that the Restricted Stock Unit Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.  Notwithstanding anything in the Plan or this Agreement to the contrary, the Participant shall be solely responsible for the tax consequences of the Restricted Stock Unit Award, and in no event shall the Company have any responsibility or liability if the Restricted Stock Unit Award does not meet any applicable requirements of Section 409A of the Code.  Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or the Restricted Stock Unit Award complies with Section 409A or any other provision of federal, state, local or other tax law.  To the extent any amounts under this Agreement are payable by reference to the Participant’s termination of employment, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon any separation from service within the meaning of Section 409A of the Code and (iii) under the terms of this Agreement would be payable prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death.

19.

Plan Administration.  The Company partners with Solium Capital for the management and administration of its long-term incentives program using Solium’s web-based application, Shareworks by Morgan Stanley®.  The Participant may access information pertaining to the Restricted Stock Unit Award via the Company’s Shareworks by Morgan Stanley® site, https://rli.solium.com.

20.	Confidential Information.

(a)Restrictions on Use/Disclosure of Confidential Information.  Pursuant to this Agreement, the Company’s Confidential Information Protection Policy, the Company’s Code of Conduct, and any additional confidentiality policy and/or agreement governing Participant’s use/disclosure of confidential information, the Participant understands and acknowledges that during the course of employment by the Company, Participant will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and any Subsidiary, and the foregoing’s businesses and existing and prospective customers, suppliers, and other associated third parties ("Confidential Information"). The parties specifically recognize that the Company’s Confidential Information includes, without limitation:: (i) business/financial information (investment information; financial data, budgets, and projections; contracts and other relationships between the Company and other persons or entities; and any other information about the Company which has not been made public by the Company); (ii) strategies and plans (strategic plans; marketing plans and data; business development plans and objectives; and management reports); (iii) personal information (employee information; personally-identifiable information concerning any person – such as address, date of birth, social security number, etc. – that can be used to identify, contact, or locate a person; and medical or health information concerning any person); (iv)  underwriting/claims information (agent, broker, insured, or customer lists and information; claims, loss history, litigation plans and similar, or related information; policy forms and other forms or agreements created or used by the Company; underwriting guides, forms, templates, and support materials; and rate manuals); and (v) other confidential information (information related to the Company’s cyber security and attorney/client privilege information). For purposes of this Agreement Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

Participant further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company and any Subsidiary is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by Participant will cause irreparable harm to the Company, for which remedies at law will not be adequate, and may also cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, and civil damages. Participant acknowledges and agrees that Participant, shall not, without the express prior written consent of an authorized officer of the Company, directly or indirectly use, disclose, communicate, publish, copy, or make available any Confidential Information, including any work in which the Participant may have been engaged on behalf of the Company, to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, except as required in the performance of Participant’s authorized employment duties to the Company. At the conclusion of employment with the Company, the Participant is required to return or destroy all Company documents and records in his or her possession or control, including those containing Confidential Information. The Participant further acknowledges that Participant’s obligations to maintain and protect Confidential Information pursuant to this Agreement, the Company’s Confidential Information Protection Policy, the Company’s Code of Conduct, and any additional confidentiality policy and/or agreement governing Participant’s use/disclosure of confidential information, will continue after Participant’s employment termination date. However, unless otherwise prohibited by applicable law, Participant’s nondisclosure obligation shall extend for three (3) years after Participant’s employment termination date as to Confidential Information that does not qualify as a trade secret or is not otherwise protected under applicable law; trade secret information shall be protected from disclosure as long as the information at issue continues to qualify as a trade secret.

(b)Exceptions to Confidentiality Obligations.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Participant from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Participant from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law ; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that Participant has reason to believe is unlawful. Additionally, as provided by the Federal Defend Trade Secrets Act, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (ii) to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Participant to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Participant has engaged in any such conduct.

(c)  Violation(s) of Section 20.  If the Participant has received or been entitled to payment of cash, delivery of shares of Common Stock, or a combination thereof pursuant to this Restricted Stock Unit Award within six (6) months before the Participant’s termination of employment with the Company or any Subsidiary, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or shares of Common Stock received with respect to the Restricted Stock Unit Award (or its economic value as of the date of the issuance of shares of Common Stock upon the settlement of the Restricted Stock Unit Award) in the event of  any violation(s) of this Section 20. The Committee’s right to require forfeiture must be exercised within ninety (90) days after discovery of such an occurrence but in no event later than fifteen (15) months after the Participant’s termination of employment with the Company or any Subsidiary.

21.

Consideration.  Participant acknowledges that the Restricted Stock Unit Award provided pursuant to this Agreement is in exchange for the promises made in this Agreement, including the confidentiality and non-solicitation obligations. Participant agrees that the Company has business interests which are legitimately in need of the protections provided for herein.

22.

Specific Performance.  Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in Sections 14, 15 and 20 of this Agreement, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants in the event of a breach or threatened breach, by injunctions and restraining orders from any arbitrator or court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company, at law and equity.

23.

Survival; Third Party Beneficiaries.  Participant’s obligations under Sections 14, 15, and 20 of this Agreement will continue in effect after the termination of Participant’s employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary. Participant’s obligations under this Agreement will be binding upon Participant’s heirs, executors, assigns, and administrators and will inure to the benefit of each Affiliate of the Company and their respective subsidiaries, successors, and assigns. Each Affiliate of the Company that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations and covenants hereunder and shall be entitled to enforce this Agreement as if a party hereto.

24.

Modification.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not be a part of this Agreement. The parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the Agreement as modified.

25.

Advice of Counsel.  Certain statutes and/or other regulations require that Participant be provided with an opportunity to consult with an attorney before signing this Agreement.  Participant acknowledges that they have been given at least fourteen (14) calendar days from the time they receive this Agreement to consider whether to sign this Agreement.

The Participant and the Company have executed this Agreement as of ###TODAY’S DATE AND TIME OF ACCEPTANCE###.

RLI Corp.

By____________________________________

Name____________________________________

Title____________________________________

I, ###PARTICIPANT_NAME###, by clicking on the “Accept” button below do hereby electronically accept the Restricted Stock Unit Award (“Award”) as of today’s date and agree to the terms and conditions set forth in the Restricted Stock Unit Award Agreement included above.